EXHIBIT 10.15

                               LIFESPAN AGREEMENT

         THIS AGREEMENT, dated this 22nd day of October, 1996, is by and between CRYO-CELL International, Inc. (hereinafter "CCEL") and GAMIDA-MEDEQUIP LTD., an Israeli medical/hospital supply company (hereinafter "the Lifespan Participant").

WHEREAS:

A. CCEL has developed and will lease to the Lifespan Participant a computer-controlled Multi-Faceted Cellular Storage Unit capable of accommodating approximately 4.5 ml. storage tubes (hereinafter "the Unit"), for which the patent has been granted. A copy of the patent has been forwarded to Lifespan Participant and should also be available at the Israeli Patent Office. In addition, CCEL will provide to the Lifespan Participant the use of the following equipment: COMPOMAT Cellular Separation Equipment, Planer Programmable Controlled Rate Freezer, Hand Held Vial Scanner and Thermal Transfer Label Printer (hereinafter "the Equipment"), as well as CCEL selected manufacturer's spare parts. The Unit and the Equipment are intended to be utilized by the Lifespan Participant as part of a multi-faceted cellular storage technology designed to provide cellular storage capabilities to interested parties (hereinafter "the LIFESPAN program").

     AND

B. The Lifespan Participant desires to be part of CCEL's LIFESPAN Cellular Banking Network (hereinafter "NETWORK") and, subject to any and all applicable laws and regulations, will cooperate by providing any reasonably requested information to any national or international NETWORK and/or database created by CCEL.

     AND

C. The Lifespan Participant believes that its research and clinical service missions can be enhanced by the terms of this Agreement with CCEL.

NOW, THEREFORE, in consideration of the mutual terms and conditions contained herein, which are hereby acknowledged, the parties agree as follows:

1. CCEL will lease Units to the Lifespan Participant, together in each case with the related Equipment. Technicians of the Lifespan Participant will be trained in the

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     USA by CCEL, the Lifespan Participant meeting all costs of travel and accommodation involved, such technicians to be responsible for starting up each new Unit after it has been shipped to the Lifespan Participant's designated site. It is understood that each Unit and related Equipment will at all times remain the property of CCEL during the period of their lease to the Lifespan Participant in accordance herewith. The terms of the first and each subsequent such lease shall be as specified in Section 3(A) of this Agreement.

2. It is the intention of CCEL and the Lifespan Participant that the Lifespan Participant will charge an annual storage fee of Fifty Dollars (US $50.00) (or an appropriate lump sum, life-time storage payment) per cellular specimen stored in each Unit leased hereunder. Such rate of annual fee may be revised from time to time by mutual written agreement between the parties. All such storage fees collected by the Lifespan Participant shall be shared between CCEL and the Lifespan Participant in the following proportion, after first deducting ten percent (10%) of the gross income towards operating expenses:

        STORAGE FEE INCOME               CCEL          LIFESPAN PARTICIPANT
        ------------------               ----          --------------------

         up to US $1 million              50%                  50%

         US $1m. - 1.5 m.                 45%                  55%

         US $1.5 m. - 2 m.                40%                  60%

         US $2 m. - 2.5 m.                35%                  65%

         above US $2.5 m.                 30%                  70%

     The Lifespan Participant's entitlement to income as specified herein shall be in full consideration of the efforts and costs required for the implementation and administration of each Unit by the Lifespan Participant as part of the LIFESPAN program, including providing all necessary space and staff, financing operations, marketing and furnishing overall support.

3. (A) Each Unit and the related Equipment supplied to the Lifespan Participant by CCEL hereunder shall be leased for a minimum period of ten
     (10) years, but the Lifespan Participant shall be entitled to maintain the lease in full force and effect thereafter for so long as it may require by paying to CCEL an annual sum of One Dollar (US $1.00) and by paying CCEL all of its financial entitlement on a timely basis. In respect of the initial ten-year period of each lease, the Lifespan Participant shall pay to CCEL a lease fee of Two Hundred Thousand Dollars (US

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     $200,000) (hereinafter "the Lease Fee"). The Lease Fee shall be payable by means of ten (10) equal annual installments of Twenty Thousand Dollars (US $20,000) each, subject to interest at the rate of six percent (6%) per annum, provided however that, after the sale by the Lifespan Participant of a second revenue sharing agreement in Israel (as hereinafter defined), all installments and interest outstanding for existing Units shall become due and payable and the Lease Fee on each further Unit supplied shall be payable in one lump sum. Subject to such proviso, the first installment payable in respect of each Unit supplied shall be due on the second anniversary of the date of execution of this Agreement and, in respect of each subsequent Unit supplied, on the second anniversary of the date of delivery by CCEL. Lifespan Participant's right to receive Unit is contingent upon CCEL's production and distribution schedule.

     (B). The Lifespan Participant is hereby granted the right during the term of this Agreement to expand the NETWORK for the LIFESPAN program in Israel, Israeli-administered territories and the areas of Palestinian autonomy (including any future political denominations of such geographical territories) (hereinafter "Israel").

     In exchange for this right, the Lifespan Participant shall pay to CCEL the sum of Three Hundred Thousand Dollars (US $300,000). Of this sum, Thirty Thousand Dollars (US $30,000) has already been paid by the Lifespan Participant, receipt of which CCEL hereby acknowledges. The balance of Two Hundred and Seventy Thousand Dollars (US $270,000) shall be due on the earlier of:

          - one hundred and eighty (180) days from the date of execution of this Agreement, of

          - the sale by the Lifespan Participant of a revenue sharing agreement, or

          - the receipt by the Lifespan Participant of income from a Space & Time Sharing ("SATS") Agreement or of equity investment amounting in the aggregate to more than Seven Hundred and Fifty Thousand US Dollars (US $750,000).

               An initial Unit and related Equipment will not be delivered by CCEL to the Lifespan Participant until said balance has been paid in full.

               The parties further agree to divide equally any non-storage monies (e.g. commission, bulk leasing and SATS Program) which Lifespan Participant shall receive from any third parties by reason of its expansion of the NETWORK throughout Israel, it being understood that the terms and conditions of all agreements with third parties with respect to such expansion shall be subject to CCEL's prior written approval.

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                  The right of the Lifespan Participant to expand the NETWORK in
                  Israel shall be and remain exclusive, so long as CCEL shall have received Five Hundred Thousand Dollars (US $500,000) in revenue sharing income hereunder by the third anniversary of the date of the installation and validation of the first Unit in Israel and provided that, thereafter, its annual income for the next four (4) years shall increase at the rate of ten percent (10%) per annum and for the subsequent ten (10) years at the rate of five percent (5%) per annum.

4. In addition, CCEL shall be entitled to twenty percent (20%) of any fees collected for donor identification and/or cellular matching as part of the LIFESPAN program.

5. The Lifespan Participant shall be entitled to charge and collect fees for services performed by physicians and medical staff (excluding storage fees) and for other necessary medical/laboratory, transportation, test kit, marketing and promotional costs, and CCEL will have no entitlement to share in such fees.

6. Each Unit is currently designed with sufficient spaces for the storage of approximately Thirty-Five Thousand (35,000) 5cc. Vials. Lifespan Participant shall be entitled to use up to Five Thousand (5,000) such spaces on a pro bono basis for cellular storage activities which will enhance the need for cryo-preservation. These pro bono spaces may be used for research, grants or related activities, but not paid-for commercial cellular storage facilities. The remaining Thirty Thousand (30,000) spaces shall be used exclusively for paid-for commercial cellular storage as part of the LIFESPAN program. Should the configuration of the Unit change, the number of pro bono spaces will be adjusted to an extent equal to approximately fourteen percent (14%) of the total capacity.

7. The Lifespan Participant shall be responsible for invoicing, collecting and accounting for all cellular storage revenues hereunder. Within thirty (30) days of the end of each calendar quarter, the Lifespan Participant shall furnish CCEL with a statement of all storage and other applicable fees invoiced and all monies collected by the Lifespan Participant pursuant to this Agreement during such quarter, and shall at the same time remit to CCEL its share of all such monies collected.

8. Upon delivery of each Unit and related Equipment to the Lifespan Participant at its designated site, CCEL shall provide to the Lifespan participant instructional materials, including operations manuals.

9. CCEL agrees to indemnify the Lifespan Participant for all claims, suits, judgments or damages (including court costs and attourneys' fees) arising out of any wrongful or negligent acts of CCEL or any of its agents, personnel and /or

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     staff with regard to the LIFESPAN program, and also arising out of any claims of persons or entities claiming licensing rights from CCEL for Israel.

     The Lifespan Participant agrees to indemnify CCEL for all claims, suits, judgments or damages (including court costs and attourneys' fees) arising out of any wrongful or negligent acts of the Lifespan Participant or any of its agents, personnel and/or staff with regard to the LIFESPAN program.

     CCEL will use its best efforts to have the Unit manufacturer's insurance company name Lifespan Participant as an additional named insured on the applicable products liability policy. Alternatively, CCEL will use its best efforts to extend whatever coverage CCEL is entitled to under that policy so that it also applies to and covers the Lifespan Participant.

10 CCEL will assist the Lifespan Participant by establishing storage protocols and standard operating procedures consistent with reasonable standards of cellular cryo-preservation, and will furnish such protocols and procedures to the Lifespan Participant. Prior to the storage of any specimen in a Unit, the Lifespan Participant agrees to obtain from the person(s) submitting such specimen for storage a signed informed consent and storage agreement, which shall be in a form previously approved by CCEL. In addition, prior to storage, the Lifespan Participant shall be responsible for obtaining a reasonably acceptable form of informed consent from all relevant persons for all associated procedures of a medical and/or related nature. Said agreement and all such forms shall comply with the laws of the State of Israel.

11. Both parties shall use their best efforts to enhance cellular storage activities; however, the Lifespan Participant shall be responsible for all marketing activities.

12. A. Subject to the subsequent provisions of this Section 12, the term of this Agreement shall commence on the date of execution of this Agreement and shall remain in effect for an initial period of ten (10) years and thereafter for further consecutive periods of ten (10) years each, unless and until this Agreement shall be terminated by either party serving on the other party not less than three hundred and sixty-five (365) days prior written notice to such effect.

     B. Notwithstanding the provisions of sub-section A, however, this Agreement may be terminated at any time:

          (a) by written mutual agreement between parties, or

          (b) in the event that the Lifespan Participant shall be in material breach of its monetary obligations to CCEL hereunder, and shall fail to cure such breach within sixty (60) days of receipt of a written demand.

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     C.   Any material failure on the part of the Lifespan Participant to pay to
          CCEL in a timely manner any and all sums due to CCEL in respect of the supply and operation of any particular Unit and related Equipment, and then to rectify such failure within sixty (60) days of receipt of a written demand, shall entitle CCEL forthwith to possess and retrieve said Unit and Equipment, provided however that CCEL shall use all reasonable efforts, in cooperation so far as possible with the Lifespan Participant, to protect the interests of all persons for whom specimens are stored in such Unit on a commercial basis, it being the responsibility of the Lifespan Participant alone to make whatever arrangements it may deem appropriate with respect to specimens occupying pro bono spaces in the Unit.

13. The Lifespan Participant agrees that, provided leasing hereunder commences as a result of the satisfaction of the condition stated in Section 3(B) and the delivery of an initial Unit and related Equipment accordingly, then as consideration for the leases of CCEL hereunder and its assistance in the development of the LIFESPAN program, the Lifespan Participant shall not, during the term of this Agreement and for a period of three (3) years thereafter, become involved in a or support any paid-for cellular storage program. However, subject to any and all applicable laws and regulations, CCEL shall be entitled, throughout the term of this Agreement and thereafter, to use the database information generated by the Lifespan Participant.

14. CCEL and the Lifespan Participant agree that the terms and conditions of this Agreement may be revised at any time by means of a formal written amendment executed by both parties.

15. It is mutually agreed and understood that, in the performance of their respective responsibilities, duties and obligations hereunder and in regard to any services rendered or performed by either of them, the parties to this Agreement are at all times independent contractors, and that neither party shall have or exercise any control or direction over the method by which the other party conducts any such performance or renders any such services. Nothing in this Agreement shall be construed as creating a relationship of employer and employee, principal and agent, joint venturers or partners, or any other relationship besides that of independent contractors. Each party agrees that it is responsible for its own acts and omissions and declares that it is in no way responsible for the acts and omissions of the other party.

16. This Agreement may not be assigned by the Lifespan Participant in whole or in part without the prior written consent of CCEL (which consent shall not be unreasonably withheld). CCEL may, however, by serving written notice upon the Lifespan Participant to such effect, assign any or all of its right and obligations hereunder.

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17.  The failure of either party to this Agreement to enforce any material provision of this Agreement on any occasion shall not constitute a waiver of the right to enforce any and all of the remaining provisions of this Agreement.

18. Any notice, acceptance, request, consent, approval or other formal communication in connection with this Agreement shall be in writing and served either by personal delivery or by certified mail, return receipt requested, and shall be deemed to have been received when either personally delivered with proof of delivery or deposited in the mail, provided that every such communication sent by mail shall first be copied by facsimile transmission.

     For the purposes of this Agreement, CCEL's representative is:

     Daniel Richard, CEO
     CRYO-CELL International, Inc.
     604 Packard Court
     Safety Harbor, Florida 34695 USA

     For the purposes of this Agreement, the Lifespan Participant's representative is:

     Jacob Niv, Managing Director
     Gamida-MedEquip, Ltd.
     54 Harey Yehuda St.
     Givat Savyon, Israel

     (postal address:  P.O. Box 94, Savyon 56530 Israel)

     In the event that different representatives or contact persons are designated by the parties after the execution of this Agreement, notices of the name and address of the new representative or contact person shall in each case be served in writing in accordance herewith and such notice attached to the originals of this Agreement.

19. This Agreement shall be governed by the laws of the State of Florida, USA, and venue for all actions shall be in that State, County of Dade.

20. This Agreement represents the entire agreement between CCEL and the Lifespan Participant and supersedes all representations, undertakings or agreements, whether oral or written, made or entered into prior to the date of execution hereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the date first before written.

CRYO-CELL INTERNATIONAL, INC.               GAMIDA-MEDEQUIP, LTD.

by:     /S/ DANIEL D. RICHARD                by: /S/ JACOB NIV
        ---------------------                    -----------------------
        Authorized Signatory                     Authorized Signatory


Name:    DANIEL D. RICHARD                  Name:  JACOB NIV
        -------------------                      ----------------------

Title:   CHAIRMAN/CEO                       Title: MANAGING DIRECTOR
        -------------------                      ----------------------

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